Exhibit 99.1
Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507
Symbol: MLPH.PK	November 12, 2008

FOR IMMEDIATE RELEASE

CONTACT:

Jeffrey Edwards
Molecular Pharmacology (USA) Limited
jedwards@mpl-usa.com

Changes to Board of Directors and Officers

Perth, Australia – November 12, 2008

Molecular Pharmacology (USA) Limited (PINKS: MLPH) announced today announced a number of changes to its Board of Directors and Officers.  Molecular has appointed Jeffrey Edwards to the office of Chief Financial Officer and Secretary Molecular.  Molecular has also accepted the resignation of Simon Watson as Chief Financial Officer, Secretary and as a director of Molecular.  Mr. Edwards is a now the sole director and officer of Molecular and holds the office of President, Chief Executive Officer, Chief Financial Officer and Secretary.

“We are grateful for the contributions made by Mr. Watson to Molecular since he joined the Board in June 2006 and wish him much success in his future endeavors,” added Mr. Edwards of Molecular.

For more information:

Jeffrey Edwards
Molecular Pharmacology (USA) Limited
Phone:      +61 8 944 33011
Cell:   :       +61 41 791 2211
E-mail:      jedwards@mpl-usa.com